                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Sprint Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                  Don A. Jensen, Vice President and Secretary
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A.

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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Notes:

[SPRINT LOGO]                                              Post Office Box
                                                           11315
                                                    Kansas City, Missouri 64112

William T. Esrey
Chairman

                                          March 7, 1996

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 16, 1996, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated three of the four present Directors whose terms of office expire this year to continue to serve as Directors of Class I. The Board of Directors recommends that you vote for the nominees. The Board composition is changing as a result of the completion of two transactions strategically important to the company. Two new members, Michel Bon and Ron Sommer, have joined the Board with the investment in Sprint by France Telecom and Deutsche Telekom AG on January 31, 1996. Three Directors are leaving the Board to join the board of 360(degrees) Communications Company following the spin-off of our cellular division.

  You are also being asked to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1996. The Board of Directors recommends that you vote for this proposal.

  Two Stockholder proposals are also included in the Proxy Statement. The proposals relate to the retirement plan for outside Directors and establishing a Stockholder advisory committee. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          [SIGNATURE LOGO OF WILLIAM T. ESREY]
                                          Chairman

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 1996

                               ----------------

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  The Annual Meeting of the Stockholders of Sprint Corporation (Sprint) will be held at the corporate headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas on Tuesday, April 16, 1996, at 10:00 a.m. (local time) for the following purposes:

    1. To elect three Class I Directors to serve for a term of three years.

    2. To consider and vote upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1996.

    3. To act upon such matters, including two Stockholder proposals (set forth on pages 16 through 19 of the accompanying Proxy Statement), as may properly come before the meeting or any adjournments thereof.

  The close of business on February 20, 1996, has been designated as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors
Westwood, Kansas                               Don A. Jensen
March 7, 1996                                Vice President and
                                                  Secretary


                            YOUR VOTE IS IMPORTANT
   We consider the vote of each Stockholder important, whatever the number of shares held. If you are unable to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to Sprint.

                              SPRINT CORPORATION
                                P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112
                                 MARCH 7, 1996

                                PROXY STATEMENT

PROXIES, SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Stockholders on April 16, 1996. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If the proxy card is signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below, for approval of the appointment of the auditors of Sprint and against the Stockholder proposals.

  A Stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of Sprint an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute the revocation of a proxy.

  In addition to solicitation by mail, proxies may be solicited by officers of Sprint in person or by telephone. Sprint has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $6,500 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by Sprint.

  As of the record date, February 20, 1996, Sprint had outstanding and entitled to vote 349,289,865 shares of Common Stock, 49,852 shares of Preferred Stock-First Series, Convertible, 300,079 shares of Preferred Stock-Second Series, Convertible, and 95 shares of Preferred Stock-Fifth Series. Each share of Common Stock, Preferred Stock-First Series, Convertible, Preferred Stock-Second Series, Convertible, and Preferred Stock-Fifth Series is entitled to one vote on each matter to be voted on at the meeting. As of the record date, Sprint also had outstanding 63,525,675 shares of Class A Preference Stock that are entitled to an aggregate of 61,596,583 votes on each matter to be voted on at the meeting other than election of Directors.

  The three nominees for Director receiving the greatest number of votes at the Annual Meeting of Stockholders will be elected as Directors. In addition, the holders of the Class A Preference Stock, France Telecom and Deutsche Telekom AG, have the right to elect two Directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote on these matters, an instruction to "abstain" from voting on a proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against a proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

  Sprint's policy is that all Stockholder meeting proxies, ballots and voting tabulations that identify the vote of a specific Stockholder shall, with certain specific and limited exceptions, be kept confidential from Sprint's Directors, officers or employees. One exception to Sprint's confidential voting policy occurs when a Stockholder writes comments on his or her proxy card. This exception is designed to accommodate the Stockholders who express their opinions and views by writing comments on their proxy cards and expect Sprint to receive those comments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information about the only known beneficial owners of more than five percent of Sprint's outstanding voting stock, based solely on Schedules 13G and 13D received by Sprint:

                       NAME AND ADDRESS OF    AMOUNT AND NATURE OF PERCENT
  TITLE OF CLASS        BENEFICIAL OWNER      BENEFICIAL OWNERSHIP OF CLASS
  --------------       -------------------    -------------------- --------
Class A Preference  France Telecom            31,762,837.48 shares   50%
 Stock              6 place d'Alleray
                    75505 Paris Cedex 15
                    France
Class A Preference  Deutsche Telekom AG       31,762,837.48 shares   50%
 Stock              Friedrich-Ebert-Allee 140
                    D-53113 Bonn
                    Germany

  The following table states the number of shares of Sprint Common Stock beneficially owned, as of December 31, 1995, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

                                                                  NUMBER
                                                                    OF
            NAME                                                  SHARES
            ----                                                  -------
      DuBose Ausley..............................................   7,410(1)
      Warren L. Batts............................................   1,000(1)
      Michel Bon.................................................       0
      Ruth M. Davis..............................................   2,129(1)
      William T. Esrey........................................... 299,126(1)(2)
      Gary D. Forsee.............................................   9,874(1)
      Donald J. Hall.............................................  20,200(1)
      Harold S. Hook.............................................  16,000(1)
      Arthur B. Krause...........................................  81,932(1)(2)
      Ronald T. LeMay............................................  65,902(1)
      Linda Koch Lorimer.........................................   1,507(1)(2)
      D. Wayne Peterson..........................................  48,276(1)
      Charles E. Rice............................................   3,000(1)
      Ron Sommer.................................................       0
      Stewart Turley.............................................   3,400(1)
      All Directors and executive officers as a group
       (25 persons).............................................. 712,452(1)(2)

--------
(1) Does not include shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1995, under Sprint's stock option plans as follows: 41,019, 11,500, 11,500, 583,351, 47,250, 11,500, 11,500, 116,296, 240,340, 41,019, 72,828, 11,500 and
    11,500 shares for Mr. Ausley, Mr. Batts, Dr. Davis, Messrs. Esrey, Forsee, Hall, Hook, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Rice and Turley, respectively, and 1,742,916 for all Directors and executive officers as a group.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 14,802 shares held in trust for Mr. Esrey's children, 13,340 shares owned by Mr. Krause's wife, 753 shares held by Ms. Lorimer's husband and 29,955 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                           I. ELECTION OF DIRECTORS
                             Item 1 on Proxy Card

  The Board of Directors of Sprint (other than the Directors elected by the holders of the Class A Preference Stock) is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class I expire with this Annual Meeting of Stockholders. Each of the three nominees for Class I, if elected, will serve three years until the 1999 Annual Meeting and until a successor has been elected and qualified. The Directors remaining in Classes II and III will continue in office until the 1997 and 1998 Annual Meetings, respectively.

  Except for the Class A Preference Stock, each share is entitled to one vote for each of three Directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as Directors of Class I unless otherwise directed by the Stockholder. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

                            NOMINEES FOR DIRECTORS

  The following information is given with respect to the nominees for election.

Class I--Nominees to Serve Three Years Until 1999 Annual Meeting

DUBOSE AUSLEY, age 58. Chairman of Macfarlane, Ausley, Fergu-
son & McMullen, a law firm, Tallahassee, Florida; Director of
Capital City Bank Group, Inc., Tampa Electric Co., Inc. and          [PHOTO]
TECO Energy, Inc. Prior to becoming Chairman of Macfarlane,
Ausley, Ferguson & McMullen in 1994, Mr. Ausley was President of Ausley, McMullen, McGehee, Carothers & Proctor, P.A. for more than five years. Prior to becoming a Director of Sprint in 1993, Mr. Ausley was a Director of Centel Corporation since 1982; Member of the Audit Committee.




WARREN L. BATTS, age 63. Chairman and Chief Executive Officer
of Premark International, Inc., a diversified consumer prod-
ucts company, Deerfield, Illinois; Director of The Allstate          [PHOTO]
Corporation, Cooper Industries, Inc. and Sears, Roebuck &
Company. Mr. Batts has been Chairman and Chief Executive Of-ficer of Premark International, Inc. since 1986. Director of
Sprint since 1982; Chairman of the Audit Committee, member of the Executive Committee.




DONALD J. HALL, age 67. Chairman of Hallmark Cards, Inc.,
manufacturer of greeting cards, Kansas City, Missouri. Mr.
Hall has been Chairman of Hallmark Cards, Inc. since 1983.           [PHOTO]
Director of Sprint since 1986; Member of the Audit Committee.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  The following information is given with respect to the Directors of Classes II and III, who will continue to serve as Directors of Sprint until the 1997 and 1998 Annual Meetings, respectively.

Class II--Serving Until 1997 Annual Meeting

RUTH M. DAVIS, age 67. President and Chief Executive Officer
of The Pymatuning Group, Inc., a technology management serv-
ices company, Alexandria, Virginia; Director of Air Products         [PHOTO]
and Chemicals, Inc., BTG, Inc., Consolidated Edison Company of New York, Inc., Ceridian Corporation, Giddings & Lewis,
Inc., Premark International, Inc. and Varian Associates, Inc.
Dr. Davis has been President and Chief Executive Officer of
The Pymatuning Group, Inc. for more than five years. Director of Sprint since 1981; Member of the Audit Committee.




HAROLD S. HOOK, age 64. Chairman and Chief Executive Officer
of American General Corporation, a financial services holding
corporation, Houston, Texas; Director of Chemical Banking            [PHOTO]
Corporation, Cooper Industries, Inc. and PanEnergy Corpora-tion. Mr. Hook has been Chairman and Chief Executive Officer of American General Corporation since 1978. Director of
Sprint since 1982; Member of the Organization, Compensation and Nominating Committee.




RONALD T. LEMAY, age 50. President and Chief Operating Offi-
cer of Sprint, Westwood, Kansas; Director of Mercantile Ban-
corporation, Inc. and Yellow Corporation. Prior to becoming          [PHOTO]
President and Chief Operating Officer of Sprint in February of this year, Mr. LeMay was Chief Executive Officer of Sprint
Spectrum beginning in March of 1995. Mr. LeMay was President and Chief Operating Officer--Long Distance Division of Sprint from 1989 until March of 1995. Director of Sprint since 1993.




CHARLES E. RICE, age 60. Chairman and Chief Executive Officer
of Barnett Banks, Inc., a bank holding company, Jacksonville,
Florida; Director of CSX Corporation. Mr. Rice has been              [PHOTO]
Chairman and Chief Executive Officer of Barnett Banks, Inc.
for more than five years. Director of Sprint since 1975; Mem-ber of the Organization, Compensation and Nominating Commit-tee and the Executive Committee.

Class III--Serving Until 1998 Annual Meeting

WILLIAM T. ESREY, age 56. Chairman and Chief Executive Offi-
cer of Sprint, Westwood, Kansas; Director of The Equitable
Life Assurance Society of the United States, Everen Capital          [PHOTO]
Corporation, General Mills, Inc. and PanEnergy Corporation.
Mr. Esrey has been Chairman of Sprint since 1990 and Chief
Executive Officer since 1985. Director of Sprint since 1985;
Chairman of the Executive Committee.




LINDA KOCH LORIMER, age 43. Vice President and Secretary of
the University, Yale University, New Haven, Connecticut; Di-
rector of McGraw-Hill, Inc. Prior to becoming Secretary of           [PHOTO]
Yale University in 1993, Ms. Lorimer was President of Ran-dolph-Macon Woman's College for more than six years. Prior to becoming a Director of Sprint in 1993, Ms. Lorimer was a Di-rector of Centel Corporation since 1988; Member of the Organ-ization, Compensation and Nominating Committee.




STEWART TURLEY, age 61. Chairman of Eckerd Corporation, a di-
versified retailer, Clearwater, Florida; Director of Barnett
Banks, Inc. and Springs Industries, Inc. Mr. Turley has been         [PHOTO]
Chairman of Eckerd Corporation for more than five years. Di-rector of Sprint since 1980; Chairman of the Organization, Compensation and Nominating Committee, member of the Execu-tive Committee.





Directors Elected by and Serving at the Pleasure of the holders of the Class A Preference Stock

MICHEL BON, age 52. Chairman and Chief Executive Officer of
France Telecom, a telecommunications company, Paris, France.
Mr. Bon became Chairman and Chief Executive Officer of France        [PHOTO]
Telecom in September of 1995. He served as head of France's national job-placement agency from 1993 to 1995, and prior to that, as Chairman and Chief Executive Officer of Carrefour,
France's largest retailer, for more than five years. Mr. Bon became a Director of Sprint on January 31, 1996.




RON SOMMER, age 46. Chairman of the Board of Management of
Deutsche Telekom AG, a telecommunications company, Bonn, Ger-
many. Prior to becoming Chairman of Deutsche Telekom AG in           [PHOTO]
May of 1995, Mr. Sommer was President and Chief Operating Of-ficer of Sony Corporation of America beginning in 1990, and in 1993, he took over the management of Sony Europe in the same function. Mr. Sommer became a Director of Sprint on Jan-uary 31, 1996.

BOARD COMMITTEES AND DIRECTOR MEETINGS

  There are currently three standing committees of the Board of Directors. They are the Audit Committee, the Executive Committee and the Organization, Compensation and Nominating Committee. The members of each committee are identified in the above description of Directors.

  During 1995 there were six standing committees. In addition to the Audit and Executive Committees, there was a Finance Committee, a Nominating and Corporate Responsibility Committee, an Organization and Compensation Committee and a Pension and Savings Trusts Committee. In February of this year, the Board committees were restructured, resulting in the elimination of certain committees with the functions of those committees reassigned to the remaining committees, to Sprint management, or to the full Board.

  The Board of Directors held six regular meetings and two special meetings in 1995. In 1995 the Audit Committee and the Pension and Savings Trusts Committee each held two meetings, the Finance Committee, the Nominating and Corporate Responsibility Committee and the Organization and Compensation Committee each held three meetings and the Executive Committee met once. Except for Dr. Davis, each current Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1995.

  The principal responsibilities of the Audit Committee are to ensure: (a) that proper accounting principles are being followed; (b) that the total audit coverage of Sprint and its affiliates is satisfactory; and (c) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The Committee recommends to the Board of Directors the auditors for formal ratification by the Stockholders at the Annual Meeting.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to matters of executive compensation, are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

  The principal responsibilities of the Organization, Compensation and Nominating Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board of Directors and make recommendations to the Board with respect to such matters; (b) recommend to the Board of Directors persons proposed as nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board of Directors; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The Committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Organization, Compensation and Nominating Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Mr. Rice, a Director of Sprint, received $5,900 in 1995 as fees for serving as a Director of United Telephone Company of Florida, a Sprint subsidiary.

  The Long-Term Stock Incentive Program, which was approved at the 1989 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside Director receives an annual grant of an option to purchase 2,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years.

  In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who has served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Director's Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees. In addition, Outside Directors are provided with Sprint residential long distance service valued in the following amounts for 1995: Mr. Ausley, $2,383; Mr. Batts, $699; Dr. Davis, $1,430; Mr. Hall, $2,680; Mr. Hook, $515; Ms. Lorimer, $2,374; Mr. Rice, $2,635; and Mr.
Turley, $4,365.

                            EXECUTIVE COMPENSATION

ORGANIZATION, COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization, Compensation and Nominating Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 6 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 140 companies similar to Sprint in size as measured by annual sales. The Committee believes that the comparison group accurately reflects the market in which Sprint competes for executive talent. Most, but not all, of the companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index which are used in the Stock Performance Graph on page 15 of this Proxy Statement are included in the comparison group. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer unless such compensation is performance-based under Section 162(m). Sprint took all action required under Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for compensation earned under such plans for 1995.

  Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers. In making this recommendation for 1995, the Committee considered the salaries of other executives within the comparison group and the executives' performance during 1994. With respect to the latter, the Committee exercised its judgment in evaluating the executives' accomplishments during the year. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Plans. Sprint maintained two short-term incentive plans covering its executive officers for 1995. Mr. Esrey, Mr. Forsee and Mr. LeMay are covered under the Executive Management Incentive Plan (EMIP). The material terms of the performance goals under EMIP were approved by the Stockholders at the 1994 Annual Meeting. Sprint's other executive officers are covered under the Corporate Center Management Incentive Plan (CCMIP). Each plan is a performance-driven short-term, annual incentive plan designed to promote the near term objectives of the organization.

  Target incentive opportunity for each plan is based on job level and potential impact on organization results. The entire EMIP payout, and a portion of the CCMIP payout, is based on the achievement of seven financial objectives--three for the Local Telecommunications Division (LTD), and two for each of the Long Distance Division (LDD) and the Cellular Division. For each objective, targets were established and compared to actual 1995 financial results.

  . The objectives for the LTD related to regulated operating income (50% weighting), cash generation (35%), and nonregulated operating income (15%). For the LTD, actual results were 108.6% of target on a weighted average basis.

  . The objectives for the LDD related to operating income (50%) and net collectible revenue growth relative to market growth (50%). For the LDD, actual results were 90.2% of target on a weighted average basis.

  . The objectives for the Cellular Division related to operating income
    (40%) and net collectible revenue (60%). For the Cellular Division, actual results were 87.3% of target on a weighted average basis.

The weights assigned for a particular executive among the LTD, LDD and Cellular Division depended on an executive's responsibilities with Sprint.

  In addition to these seven financial objectives, the CCMIP payout was based on three additional financial objectives. These objectives were tied to economic value added (EVA) for each of the LTD, the LDD and the Cellular Division. EVA measures the return on investment that enhances Stockholder value. Actual EVA results exceed target for the LTD but were below target for the LDD and the Cellular Division.

  Twenty-five percent of the CCMIP payout was based on the achievement of certain personal objectives in 1995. These personal objectives included qualitative factors relating to business unit and departmental results of a nonfinancial nature, the support the executive provided in furthering strategic and tactical objectives, contributing to the progress of the quality improvement process, and individual professional growth and development.

  Based on the financial results described above, and the achievement of their personal objectives, the executive officers earned CCMIP payouts on average of 104.5% of target. Mr. Esrey's EMIP payout was based on the financial results described above using relative weights for objectives by division as follows:
35% for the LTD, 45% for LDD, and 20% for the Cellular Division. Based on these factors, Mr. Esrey earned a payout of 104.1% of target.

  Long-Term Incentive Plan. The company's Long-Term Incentive Plan (LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Key employees who are in a position to make a substantial contribution to the accomplishment of the long-term strategic and financial objectives of the organization are eligible to participate. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to the LTD, the LDD and the Cellular Division.

  . The objectives for the LTD, which were weighted equally in computing the payouts, related to return on assets and earnings before interest, income taxes and depreciation as a percent of revenues. For the LTD, actual results were 105.8% of target on a weighted average basis.

  . The objectives for the LDD, which were weighted equally in computing the payouts, related to net collectible revenue growth relative to market and three-year operating margin. For the LDD, actual results were 124.4% of target on a weighted average basis.

  . The objectives for the Cellular Division related to cumulative operating income (40% weighting) and cumulative net collectible revenue (60%). For the Cellular Division, actual results were 127.5% of target on a weighted average basis.

As with the CCMIP, the relative weights assigned to the LTIP objectives among the LTD, LDD and Cellular Division depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Sprint Common Stock on the last day of the performance period and the denominator of which is the market price on the first day of the performance period. The three-year increase in the price of Sprint Common Stock resulted in a multiplier of 155.9%.

  Mr. Esrey's LTIP payout was based on the financial results described above using relative weights for each objective as follows: 30% for the LTD, 50% for the LDD and 20% for the Cellular Division. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 160.8% of target. The LTIP payouts, if not deferred under the Executive Deferred Compensation Plan, were paid in restricted or unrestricted shares of Sprint Common Stock.

  Stock Options. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee does not consider any measures of corporate or individual performance in determining option grants and does not consider the number of options already held by an executive. During 1995 certain executive officers elected under Sprint's Management Incentive Stock Option Plan (MISOP) to receive options in lieu of receiving up to 50% of their target opportunity under Sprint's management incentive plans. For each $5.00 reduction in an executive's target opportunity resulting from such election, the executive received an option to purchase one share of Sprint Common Stock. The MISOP is in keeping with Sprint's philosophy of increasing the percentage of compensation tied to stock ownership. The Committee believes stock options encourage increased ownership of Sprint Common Stock by executive officers which, in turn, more closely aligns Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

                                          Stewart Turley, Chairman
                                          Harold S. Hook
                                          Linda Koch Lorimer
                                          Charles E. Rice

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1995, the chief executive officer and the other four most highly compensated executive officers of Sprint (the Named Officers):

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                  -----------------------------
                                   ANNUAL COMPENSATION                   AWARDS         PAYOUTS
                            ----------------------------------    --------------------- -------
                                                        OTHER
                                                       ANNUAL     RESTRICTED SECURITIES         ALL OTHER
                                                       COMPEN-      STOCK    UNDERLYING  LTIP    COMPEN-
 NAME AND  PRINCIPAL                                   SATION      AWARD(S)   OPTIONS/  PAYOUTS  SATION
       POSITION        YEAR SALARY ($)(1) BONUS ($)(1)   ($)        ($)(2)    SARS (#)    ($)    ($)(3)
 -------------------   ---- ------------- ------------ -------    ---------- ---------- ------- ---------
 William T. Esrey      1995    937,502       541,200   76,989(4)          0   240,000   768,140  31,506
  Chairman and Chief   1994    863,918     1,085,569   76,109     1,113,750   230,000   424,040  22,871
  Executive Officer    1993    802,084       817,825   72,271             0   105,218   357,206  18,627
 Gary D. Forsee(5)     1995    344,237       258,809    6,404             0    41,493   214,524   7,846
  President--Long
  Distance Division
 Arthur B. Krause      1995    349,172       271,518    8,614             0    30,000   204,099  16,134
  Executive Vice       1994    310,570       303,779    9,273       371,250    60,000   111,518  12,751
  President--Chief     1993    278,819       235,602    5,652             0    33,964    91,299  13,168
  Financial Officer
 Ronald T. LeMay       1995    668,122       287,000   10,979             0   132,017   398,676  12,178
  President and Chief  1994    556,494       637,481   20,265             0   157,022   201,588   6,390
  Operating Officer    1993    444,773       435,309    9,446       745,000    54,260   134,379   5,979
 D. Wayne Peterson     1995    344,129       382,485    6,198             0    40,309   213,519  14,729
  President--Local     1994    321,010       331,972    8,845             0    94,970   107,633  35,780
  Telecommunications   1993    266,412       191,540    6,811       372,500    11,000    89,783  42,431
  Division

--------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plans.
(2) As of December 31, 1995, Messrs. Esrey, Forsee, Krause, LeMay and Peterson held 53,542; 2,000; 13,764; 26,805 and 13,633 shares, respectively, of restricted stock. The shares had a market value of $2,121,602; $79,250; $545,399; $1,062,148 and $540,208, respectively, at December 31, 1995, based on a value of $39.625 per share. Each of the Named Officers has the right to vote and receive dividends on the restricted shares. The awards during 1994 to Messrs. Esrey and Krause each vests five years from the date of grant (on August 8, 1999). The awards during 1993 to Messrs. LeMay and Peterson vest 50% on July 12, 1996, 25% on July 12, 1997, and 25% on July 12, 1998.
(3) Consists of the following amounts for 1995: (a) $6,750, $7,110, $6,930, $6,930 and $6,750 contributed on behalf of Messrs. Esrey, Forsee, Krause, LeMay and Peterson, respectively, as matching contributions under the Sprint Retirement Savings Plan; and (b) $24,756, $736, $9,204, $5,248 and $7,979 for Messrs. Esrey, Forsee, Krause, LeMay and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are at above-market rates.
(4) Includes the cost to Sprint of club memberships of $15,937 and automobile allowance of $18,000.
(5) Mr. Forsee became President--Long Distance Division on March 29, 1995.

OPTION GRANTS

  The following table summarizes options granted during 1995 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in Securities and Exchange Commission (SEC) rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint Common Stock which will benefit all shareholders proportionately. No stock appreciation rights were granted during 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        % OF TOTAL                       POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF      OPTIONS                         ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES     GRANTED TO EXERCISE              PRICE APPRECIATION FOR OPTION
                         UNDERLYING     EMPLOYEES  OR BASE                          TERM(1)
                           OPTIONS      IN FISCAL   PRICE   EXPIRATION ----------------------------------
          NAME           GRANTED (#)       YEAR     ($/SH)     DATE    0%        5%             10%
          ----           -----------    ---------- -------- ---------- --  -------------- ---------------
William T. Esrey........     140,000(2)    4.4%    $29.6250  2/17/05   $ 0 $    2,608,340 $     6,610,047
                             100,000(3)    3.2%     28.6875  3/15/05     0      1,804,141       4,572,049
Gary D. Forsee..........      25,000(2)    0.8%     29.6250  2/17/05     0        465,775       1,180,366
                              11,500(3)    0.4%     28.6875  3/15/05     0        207,476         525,786
                               4,993(4)    0.2%     37.4375  2/15/01     0         55,210         122,973
Arthur B. Krause........      30,000(2)    0.9%     29.6250  2/17/05     0        558,930       1,416,439
Ronald T. LeMay.........      75,000(2)    2.4%     29.6250  2/17/05     0      1,397,325       3,541,097
                              50,000(3)    1.6%     28.6875  3/15/05     0        902,071       2,286,024
                               7,017(4)    0.2%     37.4375   3/9/03     0        113,575         267,318
D. Wayne Peterson.......      30,000(2)    0.9%     29.6250  2/17/05     0        558,930       1,416,439
                              10,309(4)    0.3%     33.8125  2/15/01     0        108,114         242,287
All Stockholders(5)..... 349,289,865        --      29.4119  2/17/05     0  6,460,809,701  16,372,960,277
Named Officers' gain as
 a % of All
 Stockholders' gain.....         --         --          --       --                 0.08%           0.08%

--------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint Common Stock.
(2) Twenty-five percent of this option became exercisable on February 17, 1996, and an additional 25% will become exercisable on February 17 of each of the three successive years. Each option has a reload feature.
(3) Options granted under the Management Incentive Stock Option Plan (MISOP). Under the MISOP, the optionee elected to receive options in lieu of receiving a portion of his bonus under the management incentive compensation plans. The MISOP benefits Sprint by reducing the cash bonus paid to the executive. It further increases the percentage of compensation tied to stock ownership, in keeping with Sprint's philosophy to more closely align stockholder and employee interests. This option became exercisable on December 31, 1995.
(4) Reload options. A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint Common Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint Common Stock on the date the reload option is granted. A reload option becomes exercisable one year from the date the original option was exercised.
(5) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 20, 1996, of Sprint Common Stock assuming a hypothetical option granted at $29.4119 per share (the weighted average price of all options granted in 1995) on February 17, 1995 and expiring on February 17, 2005, if the price of Sprint Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1995, and the value of the outstanding options at December 31, 1995, for the Named Officers.

                      AGGREGATED OPTION EXERCISES IN 1995
                          AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT 12/31/95     OPTIONS AT 12/31/95(2)
                                                           ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ON EXERCISE (#)        ($)            (#)          (#)          ($)          ($)
                         --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........     28,671          $289,493        519,601      383,750    $5,124,276   $2,466,328
Gary D. Forsee..........      6,000            69,750         34,000       82,493       322,938      495,453
Arthur B. Krause........      4,500            85,828        101,296       92,000       747,773      564,188
Ronald T. LeMay.........      7,750            51,344        202,840      228,767     1,517,563    1,353,115
D. Wayne Peterson.......     11,800            94,400         55,078      101,059       314,876      626,843

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Sprint Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Sprint Common Stock at December 31, 1995 ($39.625).

LONG-TERM INCENTIVE PLAN AWARDS

  The following table represents potential awards under Sprint's long-term incentive plan which, subject to Sprint's right to amend the plan at any time prior to the Organization, Compensation and Nominating Committee's approval of payouts, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1997. Payouts of awards are tied to achieving specified levels of performance criteria, based on certain financial objectives, within the Long Distance Division (LDD), the Local Telecommunications Division (LTD), the Cellular Division (CD) and Sprint consolidated economic value added (EVA). The relative weight given to the performance criteria of the LDD, the LTD, the CD and EVA in computing an executive's payout is based on the executive's responsibilities with Sprint.

  The portion of the payout applicable to the LDD is tied to achieving specified levels of operating margin and net collectible revenue growth. The portion of the payout applicable to the LTD is tied to achieving specified levels of return on assets, nonregulated net collectible revenues and nonregulated operating income. The portion of the payout applicable to the CD is tied to achieving specified levels of operating income and net collectible revenue. The portion of the payout applicable to EVA is tied to Sprint's consolidated economic value added which measures the return on investment that enhances shareholder value. The target amount will be earned if 100% of the targeted levels of such criteria is achieved. An award payout will not be earned for performance below the threshold.

  The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint Common Stock as determined by the change in the average of the high and low prices on January 1, 1995 and December 31, 1997. If the stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization, Compensation and Nominating Committee, each payout will be paid as specified by the executive in restricted or unrestricted shares of Sprint Common Stock, or deferred under the Executive Deferred Compensation Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                    PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                        NUMBER OF    OTHER PERIOD            PLANS(1)
                      SHARES, UNITS      UNTIL      ---------------------------
                        OR OTHER     MATURATION OR  THRESHOLD  TARGET  MAXIMUM
NAME                     RIGHTS         PAYOUT         ($)      ($)      ($)
----                  ------------- --------------- --------- -------- --------
William T. Esrey.....      --       1/1/95-12/31/97  $80,000  $320,000 $607,000
Gary D. Forsee.......      --       1/1/95-12/31/97   33,473   133,890  262,257
Arthur B. Krause.....      --       1/1/95-12/31/97   21,225    84,900  161,045
Ronald T. LeMay......      --       1/1/95-12/31/97   40,403   161,610  316,554
D. Wayne Peterson....      --       1/1/95-12/31/97   27,863   111,450  193,017

--------
(1) Awards are based on a percentage of the Named Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1997. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1996 and 1997 will equal the 1995 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint Common Stock on December 31, 1997 will be the same as it was on January 1, 1995.

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1996 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                              PENSION PLAN TABLE

                                               YEARS OF SERVICE(2)
                                ------------------------------------------------
REMUNERATION(1)                    15       20       25        30         35
---------------                 -------- -------- -------- ---------- ----------
$  500,000..................... $114,959 $153,278 $191,596 $  229,917 $  268,237
   700,000.....................  161,459  215,278  269,098    322,917    376,737
   900,000.....................  207,959  277,278  346,598    415,917    485,237
 1,100,000.....................  254,459  339,278  424,098    508,917    593,737
 1,300,000.....................  300,959  401,278  501,598    601,917    702,237
 1,500,000.....................  347,459  463,278  579,098    694,917    810,737
 1,700,000.....................  393,959  525,278  656,598    787,917    919,237
 1,900,000.....................  440,459  587,278  734,098    880,917  1,027,737
 2,100,000.....................  486,959  649,278  811,598    973,917  1,136,237
 2,300,000.....................  533,459  711,278  889,098  1,066,917  1,244,737
 2,500,000.....................  579,959  773,278  966,598  1,159,917  1,353,237

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 10. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 31, 12, 32, 20 and 38 years for Messrs. Esrey, Forsee, Krause, LeMay and Peterson, respectively.

  In addition, Sprint has a Key Management Benefit Plan that permits a participant to elect a retirement benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement. More information on the plan is provided in the following section under "Employment Contracts".

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Krause and LeMay which provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverages will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed by Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. Prior to reaching age 60 and at least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total Stockholder return for Sprint Common Stock as compared with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 31, 1990 to December 29, 1995. The companies which comprise the S&P Telephone Utility Index are Ameritech, Inc., Bell Atlantic Corp., BellSouth, GTE, NYNEX, Pacific Telesis Group, SBC Communications, Inc. and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI Communications and Sprint.

                             [GRAPH APPEARS HERE]


                          1990       1991       1992       1993       1994       1995
  Sprint                 100.00     106.25     119.09     167.31     136.83     202.13
  S&P 500                100.00     130.48     140.46     154.62     156.66     215.54
  S&P (Long Distance)    100.00     133.67     176.64     199.68     181.83     245.25
  S&P Telephone          100.00     107.54     118.01     136.29     130.66     196.82


CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Ausley is Chairman of the law firm of Macfarlane, Ausley, Ferguson & McMullen, which provided legal services to certain subsidiaries of Sprint in 1995 for which it billed $415,661.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Stockholder proposals for the 1997 Annual Meeting of Stockholders of Sprint must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than November 7, 1996.

                     II. SELECTION OF INDEPENDENT AUDITORS
                               (Item 2 on Proxy)

  The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1996, subject to approval of the Stockholders at the Annual Meeting.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT.

                          III. STOCKHOLDER PROPOSALS

              A. STOCKHOLDER PROPOSAL CONCERNING RETIREMENT PLAN
                             FOR OUTSIDE DIRECTORS

                            (Item 3 on Proxy Card)

  The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of 80,000 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

    BE IT RESOLVED: That the shareholders of Sprint Corporation ("Company") request that the Board of Directors, in the future, refrain from providing pension or other retirement benefits to non-employee or outside Directors, unless such benefits are specifically submitted to the shareholders for approval.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL A

  The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the Company--the owners who elect them, and not to management.

  We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in the appropriate oversight role. This is especially critical for so-called outside or independent Directors, who are not employee/Directors, and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, in 1982, the Company established a retirement or pension plan for non-employee Directors with at least five years of service, who will receive a monthly retirement benefit for ten years, equal to the annual Board retainer in effect at the time of the Director's retirement from the Board. That retainer is now a generous $35,000. We note that this is a 75% increase over the previous year's retainer. Directors are also entitled to expense reimbursements.

  While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the Director's base compensation has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy, while being accountable only to themselves and not to the Company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management, which is critical to the proper functioning of the Board.

  Because of our strong concern for maximizing the ability of Boards of Directors to act in a shareholder's interest, we feel that the long-term best interests of the Company are not well-served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at this Company or any other.

  We urge you to vote for this Proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL A

  The Board believes that the best interests of Sprint and its Stockholders are served by providing a compensation package that attracts and retains non-employee Directors who are experienced, able and knowledgeable leaders. To that end, the compensation package should be competitive with that offered by other major corporations and should recognize the increasing time commitment, diligence and risks associated with Board service.

  The proponent objects to Sprint's Director Retirement Plan, claiming that it is excessive and compromises Director independence. We believe both assertions are unfounded.

  When compared to the director retirement plans of other companies, Sprint's plan is consistent with national and industry standards. According to a 1994 study of 220 major corporations by Executive Compensation Reports, an independent research organization, 82% of companies similar in size to Sprint provided retirement plans to their non-employee directors. Of those companies, 68% maintained plans providing benefits equal to or greater than the annual board retainer--the Sprint's plan provides an annual benefit equal to the annual board retainer.

  In maintaining that Sprint's plan is excessive, the proponent argues that the plan is unnecessary because "the vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment". While director fees and director retirement plans are rarely, if ever, a director's sole source of income or retirement security, such compensation is still necessary to attract and retain quality outside directors. Sprint's Retirement Plan for Outside Directors is merely one component of a total compensation package for Outside Directors. If the plan were not maintained, Sprint would need to pay the Directors in another fashion, presumably with a greater annual retainer.

  The Retirement Plan for Outside Directors offers Sprint certain advantages. Directors earn benefits under the plan by serving as a Director for at least five years. This encourages Directors to remain with Sprint for greater continuity and stability within the Board. The plan also compensates retired Directors for making themselves available to provide advice and counsel from time to time to Sprint's Board following their retirement.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

      B. STOCKHOLDER PROPOSAL CONCERNING A STOCKHOLDER ADVISORY COMMITTEE
                            (Item 4 on Proxy Card)

  Ann Bohlander, 415 West Madison, Decatur, Indiana 46733, owner of 120 shares of Sprint Common Stock, has given notice of her intention to introduce the following resolution at the Annual Meeting:

    Resolved: That the following by-law be adopted:

    Article III, Section 10. The Corporation shall have a Stockholder Advisory Committee of up to fifteen members, selected annually, who may review any aspect of the business and affairs of the Corporation, and advise the Board of their views, but shall first evaluate whether the Corporation has a compliance program that effectively prevents and responds to violations of law.

    As of the record date for determining who is entitled to vote at the annual meeting, each record or beneficial owner of the Corporation's common stock shall have the right to nominate one stockholder to the Committee, or to make a joint nomination with one or more such owners, as long as the individual or joint holdings of the Corporation's common stock have a market value of at least $1,000,000.

    Each nominee shall qualify for service by notifying the Secretary at least fourteen days prior to the annual meeting of: (1) the identities of the nominee and the person or persons who made the nomination; (2) the number of shares of the Corporation's common stock that were owned or held on the record date by the person or persons who made the nomination; and
  (3) the agreement of the nominee to serve without expense to the Corporation, in the event that the Board declines to reimburse expenses.

    At least ten days prior to the annual meeting, the Secretary shall designate the nominee who represents the largest number of shares as the Interim Chairperson and shall send all of the notifications received to that person, so that he or she may inform the nominees that represent the largest number of shares that they have been appointed, and call a meeting to organize the Committee.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL B

  A Stockholder Advisory Committee would permit stockholders with a significant ownership interest in the Corporation to address issues that they deem to be important, whenever they may arise. It would also permit them to provide advice and information to the Board which represents their collective judgment on such issues, either to prevent harm to the interests of shareholders, or to better serve those interests.

  Consideration of whether the Corporation has a compliance program that effectively prevents and responds to violations of law is proposed because Sprint and its management have recently been charged with numerous violations of law. In 1993, for example, Sprint agreed to a $29 million settlement of a class action that involved alleged violations of the federal securities laws. Last August, an administrative judge found that Sprint had engaged in more than 50 labor law violations "by threatening employees with plant closure, by interrogating employees regarding their union activities, and by other similar conduct," prior to closing its La Conexion Familiar subsidiary.

  Allegations of unlawful conduct may result in unfavorable publicity and significant costs, whether or not they are ultimately proved. Accordingly, the proposed one-time evaluation of the compliance program would be a prudent step toward preventing such publicity and costs in the future.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL B

  The Board of Directors believes that the proposed Stockholder Advisory Committee is inappropriate.

  While the Board of Directors values the advice and opinions of Stockholders, it is the Directors' duty to oversee Sprint's business and affairs. Stockholders of corporations elect directors as their representatives to fill this role because it is impractical for individual stockholders, or committees of them, to engage in detailed oversight of management actions. In addition, there is always the risk that a committee made up of stockholders, who unlike directors owe no fiduciary duty to other stockholders, will further special interests not shared by all stockholders at large. Indeed, the proposed criterion for selecting committee members--support from individual or joint holdings of company stock in excess of $1 million--would virtually ensure a committee of special interests.

  An advisory committee is also unnecessary, particularly in the area of legal compliance. The Board of Directors undertook a detailed review of the company's ethics policies in 1992. On an annual basis since then, a Committee of Sprint's Board of Directors has reviewed the effectiveness of the ethical and legal compliance program.

  Sprint also has a uniform ethics policy which is printed and distributed to all employees. Ethics seminars have been held to discuss the policy and respond to employees' questions. A Chief Ethics Officer oversees compliance efforts company-wide. An 800-number Ethics Helpline (with caller identity protected) is available 24 hours a day to assist employees who report or seek help with potential ethics issues.

  In today's environment, even companies with the best of policies and compliance efforts are likely to be sued. At Sprint, legal and ethical issues are given careful consideration. If Sprint identifies a problem through any of its established programs or otherwise, it takes prompt remedial action. On the other hand, if complaints are unfounded, Sprint defends its position. Sprint is seriously committed to implementing and enforcing its Code of Ethics and to ensuring fair and consistent treatment of all employees in accordance with the law.

  Sprint received a very similar proposal from the proponent last year calling for a Stockholder Advisory Committee to perform the function called for under this proposal. That proposal was defeated, receiving only ten percent of shares represented at the meeting and entitled to vote on the matter.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                  V. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                               Don A. Jensen
                                             Vice President and
                                                  Secretary

March 7, 1996

  A COPY OF SPRINT'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1995, WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 11315, KANSAS CITY, MISSOURI 64112.

P R O X Y

                              SPRINT CORPORATION
                  P.O. BOX 11315, KANSAS CITY, MISSOURI 64112

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING ON APRIL 16, 1996

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution, as proxies, to vote all the shares of Common and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders to be held April 16, 1996, and any adjournment thereof, upon the following matters, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING:

1. To elect the nominees listed below, and each of them, as Directors of Class I; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

[_] FOR all nominees listed below             [_] WITHHELD AUTHORITY
    (except as marked to the                      to vote for all nominees
    contrary below)                               listed below

    (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

              DuBose Ausley     Warren L. BattsDonald     J. Hall

2. To approve the appointment of
Ernst & Young LLP as independent auditors of
Sprint for 1996.                              FOR [_]  AGAINST [_]  ABSTAIN [_]
-------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

3. Stockholder proposal concerning retirement
plan for outside directors.                   FOR [_]  AGAINST [_]  ABSTAIN [_]

4. Stockholder proposal to establish a
Stockholder advisory committee.               FOR [_]  AGAINST [_]  ABSTAIN [_]

                         (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

                                       Please sign exactly as name appears. If
                                       shares are held jointly, any one of the
                                       joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

                                       DATE _____________________________ , 1996

                                       PLEASE __________________________________
                                        SIGN             Signature
                                        HERE

                                              __________________________________
                                                         Signature

                                                              --------------
FIDELITY INSTITUTIONAL OPERATIONS CO.                          FIRST CLASS
P.O. BOX 9107                                                  U.S. POSTAGE
HINGHAM, MA 02043-9107                                            PAID
                                                                  PROXY
                                                                TABULATOR
                                                              --------------















                  Please detach at perforation before mailing
--------------------------------------------------------------------------------
                       FIDELITY MANAGEMENT TRUST COMPANY
                       and FIRSTIER BANK, N.A., TRUSTEES
               P.O. Box 9107, Hingham, Massachusetts 02043-9107

          Voting Instructions for Annual Meeting of Stockholders of
                     Sprint Corporation on April 16, 1996


     I hereby direct Fidelity Management Trust Company and FirsTier Bank, n.a., either in person or by proxy, to vote all shares of Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, and the Centel Employees' Stock Ownership Plan at the Annual Meeting of Stockholders to be held April 16, 1996, and any adjournments thereof, in the manner specified on the reverse side, and in their discretion upon such other matters as may properly come before the meeting:


                                          Date                 , 1996
                                              -----------------
                                          If you sign and return this card in
                                          the enclosed envelope for receipt by
                                          Fidelity Management Trust Company by
                                          April 10, 1996, your shares will be
                                          voted as specified on the reverse
                                          side, or if this card is signed and
                                          returned without specifications, your
                                          shares will be voted FOR items 1 and 2
                                          and AGAINST items 3 and 4. Your voting
                                          instructions to the trustees are
                                          confidential.
                                          --------------------------------------




                                          --------------------------------------
                                          Signature                          911

     You are entitled to direct the voting of the total number of shares of Common Stock of Sprint allocated to your accounts through February 20, 1996, the record date for voting at the April 16, 1996, Stockholders Meeting. Your accounts include one or more of the following: (a) Company Stock Investment Fund (your contributions), (b) Company Stock Match account, (c) Centel Profit Sharing account, (d) TRASOP account (formerly Sprint's ESOP), (e) Centel Employees' Stock Ownership Plan account (Centel ESOP). The Centel ESOP and the Centel Retirement Savings Plan for Bargaining Unit Employees provide for the trustees to vote all shares held in the trusts for these two plans for which they do not receive voting instructions in the same proportions as instructions received for shares voted. The trustees will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP) and the Sprint Retirement Savings Plan for Bargaining Unit Employees in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.


     Statements of your accounts will be provided separately.


               Please detach card at perforation before mailing
--------------------------------------------------------------------------------


Sprint Retirement Savings Plan
Sprint Retirement Savings Plan for Bargaining Unit Employees
Centel Employees' Stock Ownership Plan
Centel Retirement Savings Plan for Bargaining Unit Employees

Please vote by filling in the appropriate box below, as shown, using blue or black ink or dark pencil. Do not use red ink. [_]

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST items 3 and 4.

1. To elect the nominees listed below, and each of them, as Directors of Class I; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

                  FOR all                                WITHHOLD
              nominees listed                            AUTHORITY
              below (except as                        to vote for all
               marked to the                          nominees listed
             contrary at left)                            at left

                    [_]                                      [_]


(To withhold authority to vote for any individual nominee write the nominee's name on the line below.)

    DuBose Ausley               Warren L. Batts               Donald J. Hall


--------------------------------------------------------------------------------


2. To approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1996.

           FOR                    AGAINST                    ABSTAIN

           [_]                      [_]                        [_]

The Board of Directors recommends a vote AGAINST Items 3 and 4.

3.  Stockholder proposal concerning retirement plan for outside directors.

           [_]                      [_]                        [_]

4.  Stockholder proposal to establish a Stockholder advisory committee.

           [_]                      [_]                        [_]

                        (Please sign on reverse side.)